EXHIBIT 10.1
EXECUTION COPY

Amended and Restated Credit Agreement

This Amended and Restated Credit Agreement (this “Agreement”) dated as of December 17, 2012 is among the lenders set forth on Schedule B attached hereto (together with their respective successors and assigns, each herein referred to as a “Lender” and collectively, the “Lenders”), ICON AGENT, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”), PLATINUM ENERGY SOLUTIONS, INC, a Nevada corporation (the “Borrower”), whose address is 2100 West Loop South, Suite 1400, Houston, Texas 77027, and PLATINUM PRESSURE PUMPING, INC., a Delaware corporation (the “Guarantor”), whose address is 2100 West Loop South, Suite 1400, Houston, Texas 77027.

This Agreement amends and restates in its entirety, and as so amended and restated supersedes, the Credit Agreement, dated as of December 28, 2011, as amended (as so amended, the “Original Credit Agreement”), among Borrower, Guarantor and JPMorgan Chase Bank, N.A. (“JPMorgan”). JPMorgan has assigned to Agent its entire right, title and interest in and to the Original Credit Agreement and the Related Documents (as defined below) pursuant to that certain Loan Purchase Agreement, of even date herewith, between Agent and JPMorgan, as confirmed by Borrower and Guarantor.

As of the date hereof, immediately prior to giving effect to this Agreement, the outstanding principal amount of all Revolving Loans under the Original Credit Agreement aggregate $15,000,000. Borrower has requested that the Lenders agree to convert the outstanding Revolving Line (as defined in the Original Credit Agreement) to the term loan facility described herein.

1.	Credit Facility.

1.
Scope. This Agreement, unless otherwise agreed to in writing by the Agent and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facility as defined below. Loans under the Credit Facility shall be subject to the procedures established from time to time by the Agent. Any procedures agreed to by the Agent with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this Agreement or the other Related Documents regarding the Credit Facility.

2.	Definitions and Interpretations.

1.	Definitions. As used in this Agreement, the following terms have the following respective meanings:

A.[RESERVED]

B.“Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Agent and each Lender is under no circumstances to be deemed an Affiliate of any Borrower or any of their Subsidiaries.

C.“Applicable Margin” shall mean nine percent (9%).

D.“Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer's certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Agent or any Lender) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person's obligations thereunder.

E.    [RESERVED]
F.    [RESERVED]
G.    [RESERVED]
H.    [RESERVED]

I.    “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

J.    “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any “person” or “Group” (as such terms are defined in Section 13(d) of the Exchange Act) other than a Permitted Holder; (2) the adoption of a plan relating to the liquidation or dissolution of Borrower; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “Person” (as defined above) other than a Permitted Holder becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Borrower, measured by voting power rather than number of shares; (4) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the beneficial owner, directly or indirectly, of more of the voting stock of Borrower (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by the Permitted Holders in the aggregate; or (5) after an initial public offering of Borrower, the first day on which a majority of the members of the Board of Directors of Borrower are not continuing directors.

K.    “Closing Date” means the Business Day on which the conditions precedent set forth in Section 3.1 have been satisfied or specifically waived in writing by Agent and the Term Loans have been advanced.
L.    “Collateral” means all Property, now or in the future subject to any Lien in favor of the Agent, securing or intending to secure, any of the Liabilities.
M.    “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

N.    “Credit Facility” means the Term Loans and all other extensions of credit from the Lenders to the Borrower hereunder.

O.    “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services rendered.

P.    [RESERVED]

Q.    “Eligible Accounts” shall mean accounts receivable owned by Borrower subject to a first security interest in favor of the Agent that are acceptable and approved by the Agent from time to time as accounts eligible to be used as a basis for a Term Loan to Borrower or a mandatory prepayment of Term Loans under Section 3.3(D) hereof. Without limiting the Agent's discretion to deem an account unacceptable, the following shall not be an Eligible Account: (i) accounts subject to any withholding, offset, counterclaim or other defense by account debtor to the extent of such withholding, offset, counterclaim or defense; (ii) accounts where Borrower is indebted to such account debtor to the extent of such indebtedness; (iii) accounts arising from a sale-or-return, consignment or other repurchase or return bases (other than customary warranties regarding the underlying goods); (iv) accounts subject to any lien other than a lien in favor of Agent or the holders of the Senior Secured Notes; (v) accounts owing from an account debtor that is insolvent; (vi) accounts owed by an agency, department or instrumentality of the United States or any state governmental authority in the United States (unless perfected pursuant to the Assignment of Claims Act); (vii) accounts arising for debtors outside the United States; (viii) accounts not denominated in U.S. Dollars; (ix) bonded accounts, retainage, and accounts resulting from progress billings and performance contracts; (x) pre-billed accounts; (xi) accounts owing from any person that is an affiliate of the Borrower; (xii) accounts that are more than 90-days past due (based on invoice date); (xiii) the entire balance of any single account debtor whenever fifteen percent (15%) or more of the total amount outstanding on all accounts owing by such account debtor is ninety (90) days or more past invoice; and (xiv) other accounts deemed inappropriate by Agent in its reasonable judgment. Agent reserves the right, from time to time, in its reasonable judgment, to establish additional standards for Eligible Accounts.

R.    [RESERVED]

S.    “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

T.    “Eligible Inventory” shall mean the inventory of Borrower that is located in the United States and subject to a first priority security interest in favor of Agent, but excluding all inventory determined by Agent in its reasonable judgment to be ineligible.

U.    “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

V.    [RESERVED]
W.    [RESERVED]

X.    “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

Y.    “Guarantee” means individually, collectively and interchangeably, each continuing or commercial guarantee by a direct or indirect domestic Subsidiary of Borrower in favor of the Agent, of the Liabilities and Credit Facility, including, without limitation, the Amended and restated Continuing Guaranty, of even date herewith, by Guarantor in favor of Agent and each Lender.

Z.    “Guarantor” means individually, interchangeably and collectively, Platinum Pressure Pumping, Inc., a Delaware corporation, and any direct or indirect domestic Subsidiary of Borrower that may be created and/or acquired by Borrower after the date of this Agreement.

AA.    “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 28, 2011, by and between Agent, as assignee of JPMorgan Chase Bank, N. A., and The Bank of New York Mellon Trust Company, N.A., as Trustee.

BB.    “Interest Period” means each consecutive one month period, the first of which shall commence on the date of the initial Term Loan and ending on the day which corresponds numerically to such date one (1) month thereafter, provided, however, that if there is no such numerically corresponding day in such first succeeding month, such Interest Period shall end on the last Business Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

CC.    “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent or any Lender, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

DD.    [RESERVED]

EE.    “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of Borrower to the Agent hereunder or under any of the other Loan Documents, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, whether payable to the Agent or to any Lender or to a third party and subsequently acquired by the Agent or any Lender, including, without limitation, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

FF.    “LIBOR Rate” means the greater of (i) 30‑day interest rate determined by the Agent by reference to the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, of dollar deposits in an amount comparable to the principal amount outstanding on such date with a maturity equal to such Interest Period, and (ii) . one percent (1%) on an annualized basis. If no LIBOR Rate is available to the Agent, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate of interest at which deposits in U.S. Dollars are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such Interest Period.

GG.    “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

HH.    “Loans” has the meaning set forth in Section 3.3(A) hereof.

II.    “Material Adverse Effect” shall mean, with respect to the Borrower, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such Person.

JJ.    “Notes” means the Term Notes and all other promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facility.

KK.    “Obligor” means Borrower, Guarantor, and any other surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

LL.    “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Agent.

MM.    “Permitted Holder” means (a) any of (i) Daniel T. Layton; (ii) J. Clarke Legler, II; (iii) L. Charles Moncla, Jr.; (iv) Milburn J. Ducote; and (v) Rodney P. Dartez; and (b) any beneficial owner of the preferred stock of PES as of the issue date and (c) any related party of any one or more of the Persons listed in clause (a) above.

NN.    “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

OO.    “Pledgor” means any Person providing Collateral.

PP.    “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

QQ.    [RESERVED]

RR.    “Related Documents” or “Loan Documents” means this Agreement, the Notes, the Security Agreement, the Guarantee, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Agreement or with any of the Liabilities.

SS.    [RESERVED]
TT.    [RESERVED]
UU.    [RESERVED]

VV.    “Security Agreement” means that certain Amended and Restated Security Agreement dated of even date herewith by Borrower and Guarantor, affecting all assets of Borrower and Guarantor, as the same may be amended and/or restated from time to time and in effect.

WW.    “Senior Secured Notes” means the 14.25% Senior Secured Notes due 2015 in the outstanding principal amount of $168,930,011 as of the date hereof, and Warrants to Purchase Common Stock, issued by Borrower.

XX.    “Subordinated Debt” means all debt subordinated to Agent or any Lender in manner and by agreement satisfactory to the Agent.

YY.    “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

ZZ.    “Term Loans” has the meaning set forth in Section 3.3(A) hereof.

AAA. “Term Loan Commitment” means the commitment of each Lender under this Agreement to make or otherwise fund its portion of the Loan as set forth on Schedule B attached hereto. The aggregate amount of the Term Loan Commitments as of the Closing Date is Fifteen Million Dollars ($15,000,000).

BBB.    “Term Notes” has the meaning set forth in Section 3.3(A) hereof.

CCC.    “Termination Date” shall mean the earlier to occur of (i) January 1, 2017 or (ii) the date of termination of the Term Loan and the Lenders' Term Loan Commitments hereunder pursuant to an Event of Default hereunder.

If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Agent or any Lender) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Agent or any Lender with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Agent or any Lender to maintain or fund the advances evidenced by the Term Notes, then, upon notice to the Borrower by the Agent, the outstanding principal amount, together with accrued interest and any other amounts payable to the applicable Lender under its Term Note or the Related Documents shall be repaid (a) immediately upon the Lender's demand if such change or compliance with such requests, in such Lender's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

If the Agent determines that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate as provided in the Term Notes, then the Agent shall forthwith give notice of such circumstances to the Borrower, and Agent is hereby authorized to substitute a comparable interest rate whereupon such substituted rate shall then apply to advances under the Term Notes.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

2.
Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this Agreement cannot be enforced, the remaining portions of this Agreement shall continue in effect. In the event of any conflict or inconsistency between this Agreement and the provisions of any other Related Documents, the provisions of this Agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Agent's consent. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Agent's determination, consent, approval or satisfaction is required under this Agreement or the other Related Documents or whenever the Agent may at its option take or refrain from taking any action under this Agreement or the other Related Documents, the decision as to whether or not the Agent makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Agent, and the Agent's decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit; Term Loans.

1.
Conditions Precedent to Initial Term Loans. Prior to Lenders making the initial Term Loans hereunder, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent the following, or the following conditions shall have been met, as the case may be:

A.Loan Documents. The Term Notes (duly authorized and executed), the Intercreditor Agreement, and the Security Agreement, financing statements, the Guarantee, and any other documents which the Agent may reasonably require to give effect to the transactions described in this Agreement or the other Related Documents;

B.Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Agent) executing the Related Documents in form and substance satisfactory to the Agent that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Agent) that is a party to this Agreement or any other Related Document; (ii) evidence that each Person (other than the Agent) which is a party to this Agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Agent) is duly authorized to do so;

C.Liens. The termination, assignment or subordination, as determined by the Agent, of all Liens on the Collateral in favor of any secured party (other than the Agent and as contemplated by the Intercreditor Agreement);

D.Borrowing Base. The Agent's receipt of a current borrowing base certificate (on the form attached hereto as Exhibit A).

E.Operations. The Agent has determined that Borrower is conducting operations satisfactory to Agent.

F.Capitalization.     An accurate and complete capitalization table reflecting all of the direct and indirect owners of the Borrower (including the applicable ownership percentages as of the Closing Date (the “Cap Table”).

G.Organization Chart. An accurate and complete organization chart reflecting all of the direct and indirect subsidiaries and/or Affiliates of the Borrower (including the applicable ownership percentages) as of the Closing Date (the “Organization Chart”).

H.Closing Fee. Borrower shall have paid to the Agent for the benefit of the Lenders a closing fee of Three Hundred Thousand Dollars ($300,000), representing two percent (2%) of the aggregate amount of Term Loan Commitments.

I.Cash in Blocked Accounts. Evidence in form and substance satisfactory to the Agent that as of the Closing Date, there is a balance of not less than Eight Million Dollars ($8,000,000) in the aggregate in the Blocked Accounts (defined below).

2.	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, the following conditions must be satisfied:

A.Representations. The representations of the Borrower and any other parties, other than the Agent, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B.No Event of Default. No default, Event of Default or event that would constitute a default or Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C.Additional Approvals, Opinions, and Documents. The Agent has received any other approvals, opinions and documents as it may reasonably request; and

D.No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Agent, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

3.3    Term Loans.

A.    Term Loans.
Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions of this Agreement, to make to the Borrower a term loan (each, a “Term Loan”; collectively, the “Term Loans” or the “Loans”) on the Closing Date in the principal amount equal to such Lender's Term Loan Commitment. Each Lender's Term Loan shall be evidenced by a promissory note (each a “Term Note”) duly executed and delivered by the Borrower prior to the funding of such Term Loan in the form attached hereto as Exhibit 3.3A, and be repayable in accordance with the terms of such Term Note and this Agreement. Borrower shall repay interest on the Loan to the Agent for the pro rata benefit of the Lenders in monthly installments in the amounts set forth on Schedule C, due and payable in arrears on the first Business Day of each calendar month beginning on January 1, 2013 (each such date, a “Payment Date”), and shall make a payment of the entire outstanding balance due and payable on the Termination Date. Once repaid, any amount borrowed under the Term Loan Commitment of each Lender may not be re-borrowed.

B.    Term.
On the Termination Date, subject to the prepayment provisions of this Section 3.3, Borrower shall pay to Agent for the pro rata benefit of the Lenders (i) all outstanding principal and accrued but unpaid interest on the Loans and (ii) all other Liabilities relating to the Loans then due to or incurred by Agent or the Lenders.

E.Voluntary Prepayments.
The Loans shall not be prepayable by Borrower prior to December 17, 2014. Commencing the second anniversary of the Closing Date (December 17, 2014), so long as no Default has occurred hereunder, Borrower may, upon thirty (30) calendar days' prior written notice to Agent, make a voluntary prepayment (a “Voluntary Prepayment”) of all, but not less than all, of the entire principal amount of all of the Term Loans then outstanding, provided, however, that, (i) such prepayment is no less than the amount of the then-outstanding aggregate principal sum of all Term Loans and all accrued and unpaid interest thereon, and (ii) as part of such prepayment, Borrower shall pay Agent all other amounts due to Agent pursuant to the Term Loan Notes, this Agreement and other Loan Documents, together with an early payment fee (“Early Payment Fee”) in an amount equal to (1) $525,000, representing an amount equal to 3.5% of the aggregate initial principal amount of all Term Loans, if such prepayment is made during the period of time from and including the date that is the second anniversary of the Closing Date up to the date immediately preceding the date that is the third anniversary of the Closing Date, and (2) $150,000, representing an amount equal to 1.0% of the aggregate initial principal amount of all Term Loans, if such prepayment is made during the period of time from and including the date that is the third anniversary of the Closing Date up to the date that is the fourth anniversary of the Closing Date, in each case together with all breakage costs and fees incurred by Agent or any Lender that are associated with such prepayment. The foregoing Early Payment Fee shall also be applicable to any prepayment on account of Agent's acceleration of the Liabilities following an Event of Default. Such Prepayment Fee is intended to compensate Agent and the Lenders for committing and deploying funds for Borrower's Loans pursuant to the Agreement and for Agent's and Lenders' loss of investment of such funds in connection with such early termination, and is not intended as a penalty.

F.Mandatory Prepayments.

(i)    Casualty Events. Borrower shall, on the first Business Day immediately following receipt by Borrower or any Guarantor of Net Cash Proceeds in connection with a Casualty Event, pay 100% of such Net Cash Proceeds to the Agent for application in accordance with the terms of this Section 3.3(D)(i) or deposit or cause to be deposited such Net Cash Proceeds into a Blocked Account and such funds shall remain in such Blocked Account until applied as set forth in this Section.

For purposes of this Agreement:

“Blocked Account” means either of the Borrower's deposit accounts set forth on Schedule 6(k) of the Security Agreement.

“Casualty Event” means any involuntary loss of title or ownership, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any governmental authority) of, any property of Borrower.

“Net Cash Proceeds” means, with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

If (A) Net Cash Proceeds received by Borrower or any Guarantor is greater than One Hundred Thousand Dollars ($100,000) individually or (B) such Net Cash Proceeds, once received by any Credit Party and added to the amount of Net Cash Proceeds received by the Credit Parties in the aggregate over the a twelve-month period then ended, would exceed Five Hundred Thousand Dollars ($500,000) (the “Net Cash Proceeds Thresholds”), Borrower shall pay to Agent 100% of such Net Cash Proceeds to prepay the Liabilities following consultation with Agent. Provided that no Default shall exist or arise therefrom, Borrower may retain such Net Cash Proceeds in the event (1) such Net Cash Proceeds, once received, would not cause the Net Cash Proceeds Thresholds to be exceeded, (2) Borrower has delivered an Officers' Certificate to the Agent on or prior to such date of Borrower's receipt stating that such Net Cash Proceeds, once received, would not cause the Net Cash Proceeds Thresholds to be exceeded, no Default would arise from Borrower's use of the Net Cash Proceeds and such Net Cash Proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, and (3) no later than six (6) months following the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds are used to repair, replace or restore such property in a manner reasonably acceptable to and approved in writing by Agent. In the event Borrower is permitted to retain such Net Cash Proceeds, such Net Cash Proceeds shall remain in the Blocked Account until the earlier of (x) date the Borrower makes written request for such proceeds in connection with such repairs, replacement or restoration of the property and in accordance with this Section, and such request is approved by the Agent, at which time such proceeds shall be distributed to Borrower and used for such purpose, provided, that no Default shall then exist or arise therefrom, (y) the expiration of the six-month period, at which time any such remaining Net Cash Proceeds shall be applied as a mandatory prepayment as provided in this Section, and (z) the Termination Date, at which time such proceeds shall be applied to all Liabilities.

(ii)    Failure to Maintain Minimum Value of Eligible Accounts Receivable and Eligible Inventory. If the aggregate outstanding principal amount of the Loans shall at any time exceed the sum of (1) eighty percent (80%) of Eligible Accounts and (2) the lesser of (A) fifty percent (50%) of Eligible Inventory and (B) $5,250,000, Borrower shall immediately pay to Agent the amount of such excess , and such payment shall be applied to the Liabilities in such order as Agent in its sole discretion may deem advisable, and such excess, once repaid, may not be reborrowed.

G.Single Loan.
The Loans and all of the other Liabilities shall constitute one general obligation of Borrower secured by all of the Collateral.

H.Termination.
The Term Loans shall be due and payable in full on the Termination Date.

I.Use of Proceeds.
Proceeds from the Term Loans shall be used by Borrower for payment of existing indebtedness as approved by Agent and general working capital purposes.

J.Interest; Default Interest.
Term Loans shall bear interest at the variable rate equal to LIBOR Rate plus the Applicable Margin. The principal amount of the Term Notes shall be payable on the Termination Date. In addition, monthly payments of accrued interest shall be payable as set forth in the Term Notes. Upon the occurrence of an Event of Default which has not been cured after the expiration of all applicable cure periods, including failure to pay upon final maturity, Agent, at its option, and if permitted under applicable law, may do one or both of the following: (a) increase the applicable interest rate on the Term Notes three (3.00) percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in the Term Notes (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

K.Proceeds of Collateral.
Subject to the Intercreditor Agreement, any proceeds of Collateral received by the Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents, or (B)

a mandatory prepayment, or (ii) after an Event of Default has occurred and is continuing and the Agent so elects, shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent from the Borrower, second, to pay interest then due and payable in respect of any Term Loans, third, to pay the principal of the Term Loans, and fourth, to the payment of any other secured obligations due to the Agent by the Borrower. The Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the secured obligations.

At the election of the Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses, and other sums payable under the Loan Documents), may be deducted from any deposit account of the Borrower as to which the Agent exercises control. The Borrower hereby irrevocably authorizes the Agent to charge any deposit account of the Borrower maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

3.4	Collateral and Guarantees.

A.
Guarantees. All Term Loans shall be guaranteed (unlimited and joint and several) by each direct or indirect domestic Subsidiary of the Borrower, including future direct or indirect domestic Subsidiaries. As of the date of this Agreement, the Borrower has one such Subsidiary.

B.	Collateral. The Term Loans and Credit Facility will be secured by a first priority security interest in substantially all assets of the Borrower and its direct or indirect domestic Subsidiaries.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

1.
Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Agent, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, naming Agent as loss payee, and furnish to the Agent, upon request of the Agent, reports on each existing insurance policy showing such information as the Agent may reasonably request. Within sixty (60) days of the Closing Date, Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Agent insurance endorsements with respect to Borrower and such Subsidiary's Property and business in form and substance satisfactory to the Agent.

2.
Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements in all material respects, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as such debts, taxes or other obligations may be contested in good faith if they have been properly reflected on its books and, at the Agent's request, adequate funds or security has been pledged or reserved to insure payment.

3.	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Agent.

4.
Inspection. Permit the Agent, its agents and designees to: (a) upon notice and during normal business hours, inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower's or its Subsidiaries' officers and accountants, on an annual basis as of June 30 of each year; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Agent the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Agent for asset reviews) promptly after receiving the invoice.

5.	Financial Reports. Furnish to the Agent whatever information, statements, books and records the Agent may from time to time reasonably request, including at a minimum:

A.Within thirty (30) days after each month, the internally prepared financial statements of Borrower, prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Agent, a statement of retained earnings for that period, all certified as correct by Borrower's duly authorized representative.

B.Within one hundred twenty (120) days after and as of the end of each of its fiscal years, the audited and unqualified financial statements of Borrower prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be reviewed by an independent certified public accountant of recognized standing satisfactory to the Agent.

C.    Within thirty (30) days after the end of each month, Borrower shall deliver to Agent an aging of accounts receivable, together with a borrowing base certificate in the form attached hereto as Exhibit A.

6.
Notices of Claims, Litigation, Defaults, etc. Promptly inform the Agent in writing within ten (10) days of the happening or occurrence of any of the following: (1) all existing and all threatened (in writing) litigation, investigations, administrative proceedings and similar government actions or changes in Legal Requirements affecting it which could materially and adversely affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Agent's option to terminate the Credit Facility; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have material liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; (6) any alleged breach by the Agent of any provision of this Agreement or of any other Related Document; (7) the Borrower or Guarantor apply for bankruptcy or similar proceedings; (8) the Agent's lien on the Collateral ceases to be a valid, enforceable, and perfected first priority security interest; (9) the issuance of any levy, attachment, assessment, seizure or lien against any of the Collateral which is not stayed or lifted within 30 calendar days of filing; (10) any proceeding is commenced by or against such Borrower or Guarantor for the liquidation of its assets or dissolution; (11) any litigation is filed against Borrower or Guarantor which has had or could reasonably cause a Material Adverse Effect and such litigation is not withdrawn or dismissed within 90 calendar days of the filing; (12) any default or Event of Default under the Loan Documents; (13) any event which has had or could reasonably be expected to have a Material Adverse Effect; and (14) any material provision of the Loan Documents ceases to be valid, binding and enforceable.

7.
Changes in Cap Table and/or Organization Chart. Provide Agent with an updated Cap Table within seven (7) Business Days following a change in ownership of the Borrower, and provide the Agent with an updated Organization Chart within thirty (30) days following a change in the organization of the Borrower.

8.
Title to Assets and Property. Maintain good and marketable title to all of its Properties to the extent necessary to its business, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

9.
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Agent may reasonably request to evidence any of the Credit Facility, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Agent or the Credit Facility or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

10.	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any material liability, in compliance with all Legal Requirements.

11.
Investment Company Act Status.    Provide Agent with prompt written notice of any change with respect to Borrower's representation in Section 6.1(h) hereof (Investment Company Act status), but in no event later than fifteen (15) days following any such change.

12.
Compliance Certificates. Within thirty (30) days after the end of each quarter (commencing the quarter ended March 31, 2013, the Borrower shall provide to Agent a compliance certificate signed by the chief financial officer of Borrower, certifying that he has reviewed this Agreement and to the best of his knowledge no Event of Default or Default has occurred, or if such a Default has occurred, specifying the nature and extent thereof, and details of any waivers, amendments, or modifications of any covenant contained in this Agreement. A form of compliance certificate is attached to this Agreement as Exhibit B.

13.	[RESERVED]

4.14	Collateral Deposit Accounts.

(a)    On or before the date of this Agreement, the Borrower shall (a) execute and deliver to the Agent Deposit Account Control Agreements for each Deposit Account (as defined in the Security Agreement) maintained by the Borrower (each a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Schedule 6(k) to the Security Agreement. After the date of this Agreement, the Borrower will comply with the terms of Section 4.14(c) below.

(b)    Until the occurrence of an Event of Default, the Borrower shall be an authorized signor on the Collateral Deposit Accounts with full access to the funds therein. Such access and authority to the Collateral Deposit Accounts shall be automatically terminated upon the occurrence of an Event of Default.

(c)    Covenant Regarding New Deposit Accounts. Before opening or replacing any Collateral Deposit Account or other Deposit Account, the Borrower shall (i) obtain the Agent's consent in writing to the opening of such Collateral Deposit Account or other Deposit Account, and (ii) cause each bank or financial institution in which it seeks to open a Collateral Deposit Account or other Deposit Account, to enter into a Deposit Account Control Agreement with the Agent in order to give the Agent Control of such Collateral Deposit Account or other Deposit Account.

(d)     Application of Proceeds; Deficiency. Upon the occurrence of an Event of Default, all amounts deposited and to be deposited in each Collection Deposit Account or other Deposit Account of Borrower shall be under the exclusive control and dominion of Agent and shall be applied (and allocated) by Agent in accordance with Section 3.3(I) of this Agreement unless a court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Liabilities have been satisfied, shall be deposited by the Agent into the Borrower's general operating account with the Agent. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Liabilities, including any attorneys' fees and other expenses incurred by the Agent to collect such deficiency.

14.
Field Examinations. Upon Agent's periodic request, the Borrower agrees to permit Agent and its representatives access to the books, records and properties of Borrower during normal business hours for the purpose of inspecting same and to ensure the adequacy of the Borrowing Base Amount.

15.
Additional Motor Vehicle Titles. Within sixty (60) days of the Closing Date, the Borrower shall deliver to the Agent titles to the motor vehicles set forth in Schedule D attached hereto, free and clear of liens thereon and otherwise in form and substance satisfactory to the Agent.

5.	Negative Covenants.

1.
Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by any Borrower to the Agent.

2.	Without the written consent of the Agent, the Borrower will not and no Subsidiary of the Borrower will:

A.Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing default under this Agreement or any other Related Document and to do so will not cause a default under any of such agreements the Borrower may pay Distributions to its Equity Owners sufficient in amount to pay their income tax obligations attributable to the Borrower's taxable income if any Borrower is a sub S corporation, limited liability company or partnership.

B.Intentionally Deleted.

C.Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Agent, (3) indebtedness reflected in its latest financial statement furnished to the Agent prior to execution of this Agreement and that is not to be paid with proceeds of borrowings under the Credit Facility, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Agent in writing and that is not to be paid with proceeds of borrowings under the Credit Facility, including indebtedness arising under the Senior Secured Notes and the indebtedness described on Schedule A attached hereto and made a part hereof, (5) purchase money indebtedness, (6) indebtedness created for the sole purpose of amending, modifying, extending, consolidating, rearranging, restating, renewing or replacing, in whole or in part, indebtedness referred to in the foregoing clauses (3) through (4), provided the principal amount of such indebtedness is not increased, and (7) other indebtedness in the aggregate amount of $5,000,000.00 per year, excluding insurance premium financing. The parties hereto acknowledge and agree that (i) Borrower is indebted to JPMorgan under credit cards issued to the Borrower with an aggregate maximum line of credit in the amount of $85,000 (the “JPMorgan Credit Card Debt”) and (ii) Borrower is indebted to Wright Express Financial Services Corporation under a fuel card line with an aggregate maximum line of credit in the amount of $100,000 (the “Wright Fuel Card Debt”). Without the written consent of the Agent, the Borrower will not, and no Subsidiary of the Borrower will (i) incur JPMorgan Credit Card Debt in excess of $85,000 or Wright Fuel Card Debt in excess of $100,000, in each case exclusive of interest charges or (ii) incur indebtedness under credit cards or other lines of credit issued by any other Person.

D.Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of a Person who is not an Affiliate for indebtedness for borrowed money.

E.Liens. Create or permit to exist any Lien on any of its Property except: (1) Lien securing the indebtedness arising under the Senior Secured Notes and other existing Liens known to and approved by the Agent, including those Liens that secure the indebtedness described on Schedule A attached hereto; (2) Liens to the Agent; (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; (4) Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not more than ninety (90) days past due or being contested in good faith if they have been properly reflected on its books and, at the Agent's request, adequate funds or security has been pledged or reserved to insure payment; (5) servitudes (contractual and legal), zoning restrictions, minor imperfections of title or non-monetary Liens that do not materially impair the operation of immovable property in its intended use or the title thereto and which are of a nature commonly existing with respect to properties of a similar character as the Property; (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (7) pledges and deposits to secure the performance of bids, trade contracts, leases, purchase agreements, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (and, for the avoidance of doubt, not including promissory notes and contracts for the repayment of borrowed money); (8) Liens (including contractual security interests) in favor of a financial institution (including securities firms) encumbering deposit accounts or checks or instruments for collection, commodity accounts or securities accounts (including the right of set-off) at or held by such financial institution in the ordinary course of its commercial business and which secure only liabilities owed to such financial institution arising out of or resulting from its maintenance of such account or otherwise are within the general parameters customary in the financial industry; (9) Liens being contested in good faith in accordance with Section 4.2 of this Agreement; (10) Liens that are purchase money security interests and (11) (i) the Lien of JPMorgan in and to the certificate of deposit in the amount of $85,000 issued by JPMorgan to Borrower, securing the Borrower's obligations under the Credit Card Debt and (ii) the Lien of Wright Express Financial Services Corporation in and to the letter of credit issued by JPMorgan to Wright Express Financial Services Corporation for the account of Borrower in the amount of $100,000, which letter of credit is fully secured by cash of the Borrower.

F.Use of Proceeds. Use, or permit any proceeds of the Credit Facility to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Agent's request, it will furnish a completed Federal Reserve Board Form U-1.

G.Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person other than an Affiliate, dissolve, or sell any substantial part of its material assets out of the ordinary course of business (provided, however, that nothing shall prevent the Borrower or any Subsidiary, as appropriate, from selling or otherwise transferring obsolete or surplus equipment or other obsolete or surplus assets); (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) acquire all or substantially all of the assets or stock of another Person.

H.Change of Name/Structure. Change its name or status as a corporation, principal business location, or jurisdiction of incorporation, without first providing the Agent thirty (30) days prior written notice of such change.

I.Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this Agreement or any of the other Related Documents.

J.Intentionally Deleted.

K.Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Agent or any Lender from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Agent at any time to enable the Agent to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

L.Subsidiaries. Acquire any Subsidiary without the prior consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed by the Agent).

M.Intentionally Deleted.

3.
Financial Statement Calculations. Any financial covenant(s) set forth in this Agreement shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower's financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this Agreement (or, if applicable, of the amendment to this Agreement which added or amended such financial covenant).

6.	Representations.

1.
Representations and Warranties by the Borrower. To induce the Agent and each Lender to enter into this Agreement and to extend credit or other financial accommodations under the Credit Facility, the Borrower represents and warrants as of the date of this Agreement and as of the date of each request for credit under the Credit Facility that each of the following statements is and shall remain true and correct throughout the term of this Agreement and until all Credit Facility and all Liabilities under the Notes and other Related Documents are paid in full: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this Agreement is its exact name as it appears in its Organizational Documents, (c) the execution and delivery of this Agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this Agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Agent) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Agent in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened (in writing) against it, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries' financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Agent in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this Agreement or the Credit Facility, (j) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (k) the execution and delivery of this Agreement and the other Related Documents to which it is a party and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

7.	Default/Remedies.

1.
Events of Default/Acceleration. Subject to Section 7.2, if any of the following events occurs (individually an “Event of Default” and collectively, “Events of Default”), the Notes shall become due immediately, by written notice to the Borrower, at the Agent's option:

A.Any Obligor fails to pay when due any principal payable with respect to any of the Liabilities, or any interest or other amount payable with respect to any of the Liabilities or under any Note or any other Related Document, which failure to pay interest or such other amount (other than principal) continues unremedied for a period of three (3) Business Days.

B.Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other material term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Agent; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Agent; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money in excess of $1,000,000.00 (other than the debt evidenced by the Related Documents) and the effect of such default allows the creditor to declare the debt due before its stated maturity.

C.In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor's guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform in any material respect under any agreement, now or hereafter in effect, between the Obligor and the Agent, or any Affiliate of the Agent or their respective successors and assigns.

D.There is any material loss, theft, damage, or destruction of any Collateral not covered by insurance.

E.Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

F.Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

G.A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.

H.Any Obligor or any of its Subsidiaries, without the Agent's written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

I.Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

J.Any judgment in excess of $1,000,000.00 is entered against any Obligor or any of its Subsidiaries, which judgment is not fully covered by insurance after taking into account any applicable deductibles, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral, and which judgment, attachment, seizure, sequestration, levy or garnishment remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least (30) calendar days.

K.Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of the Borrower or any of its Subsidiaries; (ii) any Obligor's or Pledgor's ability to perform its obligations under the Related Documents; or (iii) the Collateral.

L.A Change of Control occurs.

M.The occurrence of a default or Event of Default under the Indenture executed by Borrower in connection with the Senior Secured Notes, or any documents executed in connection therewith.

2.
Notice and Cure Right; Remedies. If the default is a non-monetary default that can be cured, the Borrower will have twenty (20) days from the date of the default to cure such default before such default becomes an Event of Default. In the event Agent has actual knowledge of a non-monetary default by Borrower, Agent shall make reasonable efforts to notify borrower of such default as an accommodation, provided, however, that failure to provide such notice will not impact Borrower's obligations hereunder or constitute a waiver of Agent's rights hereunder. At any time after the expiration of such cure period for such non-monetary defaults and for all other Events of Defaults, the Agent may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Agent evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable upon notice to the Borrower of acceleration, but without presentment and demand or protest, which are hereby expressly waived; (d) exercise all rights of setoff that the Agent may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise. In furtherance and not in limitation of the foregoing, the Agent may charge default interest in accordance with the terms of the Term Notes and Section 3.3(H) hereof.

A.Generally. The rights of the Agent under this Agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Agent may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Agent. Each Obligor agrees to stand still with regard to the Agent's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Agent's rights to realize on any Collateral.

B.Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this Agreement are consummated, the Borrower is liable to the Agent and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Credit Facility and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys' fees (including counsel for the Agent that are employees of the Agent or its Affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Agent in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this Agreement.

C.Agent's Right of Setoff. The Borrower grants to the Agent a security interest in the Deposits, and the Agent is authorized to setoff and apply, all Deposits, Securities and Other Property, and Agent Debt against any and all Liabilities. Subject to the Intercreditor Agreement, this right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Agent (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement or payroll accounts); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Agent, its Subsidiaries and Affiliates (other than Property held by the Agent in a fiduciary capacity); and (c) the term “Agent Debt” means all indebtedness at any time owing by the Agent, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several (solidary) or otherwise) against the Agent now or hereafter existing.

8.	Miscellaneous.

1.
Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address stated in this Agreement, and if to the Agent, at its office at 3 Park Avenue, 36th Floor, New York, New York 10016, attention: David J. Verlizzo, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

2.
No Waiver. No delay on the part of the Agent in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Agent of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of a Loan during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Agent of any default is effective unless it is in writing and signed by the Agent, nor shall a waiver on one occasion bar or waive that right on any future occasion.

3.
Integration. This Agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Agent and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this Agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this Agreement, the Notes and the other Related Documents in any other jurisdiction.

4.	Joint and Several Liability. Each party executing this Agreement as the Borrower is individually, jointly and severally (solidarily) liable under this Agreement.

5.
Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Agent in any state or federal court located in New York County, New York, as the Agent in its sole discretion may elect. By the execution and delivery of this Agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of New York, New York County is not a convenient forum or the proper venue for any such suit, action or proceeding.

6.
Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facility, the Agent is relying on all representations, warranties, and covenants made by the Borrower in this Agreement or in any certificate or other instrument delivered by the Borrower to the Agent under this Agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Agent, all such representations, warranties and covenants will survive the making of the Credit Facility and delivery to the Agent of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

7.
Non-Liability of the Agent. The relationship between the Borrower on one hand and the Agent on the other hand shall be solely that of borrower and lender. The Agent shall have no fiduciary responsibilities to the Borrower. The Agent undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

8.
Indemnification of the Agent. The Borrower agrees to indemnify, defend and hold the Agent, each Lender, their respective parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facility, the Liabilities under this Agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

9.
Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

10.
Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any other Related Documents.

11.
Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes or similar taxes imposed on the Agent), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Agent or any Lender for extending, maintaining or funding the Credit Facility, (B) reduce the amounts payable to the Agent or any Lender under the Credit Facility, or (C) reduce the rate of return on the Agent's or any Lender's capital as a consequence of the Agent's or any Lender's obligations with respect to the Credit Facility, then the Borrower agrees to pay the Agent and/or such Lender such additional amounts as will compensate the Agent and such Lender therefor, within fifteen (15) days after the Agent's written demand for such payment. The Agent's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

12.
Expenses. The Borrower agrees to pay or reimburse the Agent for all its out-of-pocket costs and expenses and reasonable attorneys' fees (including the fees of in-house counsel) incurred in connection with the preparation and execution of this Agreement, any amendment, supplement, or modification thereto, and any other Related Documents.

13.
Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Agent or any Lender in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Agent or any Lender or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Agent or such Lender is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Agent or any such Lender, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this Agreement.

14.
Assignments. The Borrower agrees that the Agent and any Lender may provide any information or knowledge the Agent or such Lender may have about the Borrower or about any matter relating to the Notes or the other Related Documents to any of their respective Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that, subject to any required Agent consent, any Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Agent or such Lender.

15.
Waivers. Each Obligor waives (a) any right to receive notice of the following matters before the Agent enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Agent takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Agent to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Agent's power to pursue; (c) any defense based on any claim that any Obligor's obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Agent may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Agent will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Agent to identify it, and, if it is not an individual the Agent will ask for its name, taxpayer identification number, business address, and other information that will allow the Agent to identify it. The Agent may also ask, if the Borrower is an individual, to see its driver's license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	AGENT.

1.	Appointment and Duties.

(a)    Appointment of Agent. Each Lender hereby appoints ICON AGENT, LLC (together with any successor Agent pursuant to Section 11.8) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Liabilities in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)    Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

2.
Binding Effect. Each Lender agrees that (i) any action taken by Agent or the Required Lenders (as defined below) (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. “Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Term Loan Commitments (or, if such Term Loan Commitments are terminated, the amount outstanding under the Term Loan) then in effect.

3.	Use of Discretion.

(a)    No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders against all costs, expenses, claims, actions or liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its Related Persons (as hereinafter defined) or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law. “Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

4.
Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Section 11 to the extent provided by Agent.

5.	Reliance and Liability.

(a)    Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with the terms hereof, (ii) consult with any advisors, accountants and other experts and (iii) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document (x) with the consent or at the request of the Required Lenders or as Agent shall believe in good faith shall be necessary, under the circumstances or (y) in the absence of its own gross negligence or willful misconduct, and each Lender, Borrower and Guarantor hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)    makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, Borrower or any Guarantor in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower or any Guarantor, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or any Guarantor or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Borrower and each Guarantor hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

6.
Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, engage in any kind of business with, Borrower or any Guarantor or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

7.	Expenses; Indemnities.

(a)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Guarantor) promptly upon demand for such Lender's pro rata share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, Borrower or any Guarantor) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)    Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Guarantor), from and against such Lender's aggregate pro rata share with respect to the Loan of the costs, expenses, claims and liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

8.	Resignation of Agent.

(a)    Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause shall not require Borrower's or any Guarantor's consent.

(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 11.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

9.
Release of Collateral. Each Lender hereby consents to the release and hereby directs Agent to release any Lien held by Agent for the benefit of the Lenders against all of the Collateral and Borrower and any Guarantor upon the payment in full of the Liabilities. Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Liens when and as directed in this Section 11.9.

10.	Modification of Agreement - Rights of Lenders.

(a)    No amendment or waiver of any provision hereof and no consent to any departure from the terms hereof shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Lenders or extending an existing Lien over additional property, by Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)	waive any condition specified in Section 3.1or 3.2, except any condition referring to any other provision of any Loan Document;

(ii)	increase the Term Loan Commitment of such Lender or subject such Lender to any additional material obligation;

(iii)
reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to any change to any provision increasing any interest rate or fee during the continuance of a Default or to any payment of any such increase;

(iv)
waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan or fee owing to such Lender or for the reduction of such Lender's Term Loan Commitment;

(v)	except as provided in Section 11.9, release all or substantially all of the Collateral or any Liabilities of Borrower;

(vi)	reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the term “Required Lenders”; or

(vii)	amend this Section 11.10;

and provided, further, that (x) any change to the definition of the term “Required Lenders” shall require the consent of the Required Lenders, and (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Agent (or otherwise modify any provision of this Section 11or the application thereof) unless in writing and signed by Agent in addition to any signature otherwise required.

(b)    No Lender shall assign its rights or obligation hereunder to any other Person without the prior written consent of the Agent.

12.
JURY WAIVER. THE BORROWER, THE AGENT AND THE LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE AGENT OR ANY LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN.

13.
Confidentiality Agreements. With respect to any confidentiality agreements between the parties, notwithstanding any requirements or obligations of the Agent to destroy or return documentation or proprietary information related to the Borrower, the Agent will retain copies of any such documentation or information necessary to comply with the Investment Company Act of 1940 or other applicable laws.

14.
Amendment and Restatement. This Agreement is given in substitution for, and amends and restates in its entirety, and as so amended and restated supersedes, the Original Credit Agreement. This Agreement is not in payment, novation, satisfaction or cancellation of the Original Credit Agreement, or of the indebtedness evidenced and secured thereby, and such indebtedness is hereby ratified and confirmed by Borrower and Guarantor, as amended hereby.

[SIGNATURES FOLLOW]

The execution and delivery of this Agreement shall not impair the Liens of the lender under the Original Credit Agreement, and no part of such Liens shall be disturbed, impaired, extinguished, cancelled, rejected, surrendered, terminated, or discharged by the execution and delivery of this Agreement or any further instruments securing any other indebtedness of Borrower to Agent or any Lender.

Address for Notices:		Borrower:

2100 West Loop South, Suite 1400		Platinum Energy Solutions, Inc.
Houston, Texas 77027
Attn: J. Clarke Legler, II	By:	/s/ J. Clarke Legler, II
Printed Name: J. Clarke Legler, II
Title: CFO
	Date Signed:	December 17, 2012

Address for Notices:		Guarantor:

2100 West Loop South, Suite 1400		Platinum Pressure Pumping, Inc.
Houston, Texas 77027
Attn: J. Clarke Legler	By:	/s/ J. Clarke Legler, II
Printed Name: J. Clarke Legler, II
Title: CFO
	Date Signed:	December 17, 2012

Address for Notices:		Agent:

3 Park Avenue, 36th Floor		ICON AGENT, LLC
New York, NY 10016	By:	IEMC Corp., its Manager

Attn: David Verlizzo	By:	/s/ David Verlizzo
Printed Name: David Verlizzo
	Date Signed:	December 17, 2012

Address for Notices:		Lenders:
c/o ICON Agent, LLC
3 Park Avenue, 36th Floor
New York, NY 10016
Attn: David Verlizzo

[SIGNATURE PAGE 1 OF 2 - AMENDED AND RESTATED CREDIT AGREEMENT]

ICON EQUIPMENT AND
CORPORATE INFRASTRUCTURE
FUND FOURTEEN, L.P.,
as a Lender

By:	ICON GP 14, LLC, its General Partner

By:	/s/ David Verlizzo
Printed Name:	David Verlizzo
Date Signed:	December 17, 2012

ICON ECI FUND FIFTEEN L.P.,
as a Lender

By:	ICON GP 15, LLC, its General Partner

By:	/s/ David Verlizzo
Printed Name:	David Verlizzo
Date Signed:	December 17, 2012

HARDWOOD PARTNERS, LLC

By:	/s/ John Koren
Printed Name:	John Koren
Title:	Manager

[SIGNATURE PAGE 2 OF 2 - AMENDED AND RESTATED CREDIT AGREEMENT]

EXHIBIT A

BORROWING BASE CERTIFICATE]

Date:

To:
ICON Agent, LLC
3 Park Avenue, 36th Floor
New York, NY 10016
Attn: __________________
Dear _______:

Reference is made to that certain Amended and Restated Credit Agreement dated as of _________ ____, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Platinum Energy Solutions, Inc. (the “Borrower”), Platinum Pressure Pumping, Inc. (the “Guarantor”), and ICON Agent, LLC, as Agent for the Lenders parties thereto (the “Agent”).

This Borrowing Base Certificate is delivered pursuant to Section 4.5(C) of the Credit Agreement. All capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined.

The Borrower hereby represents and warrants that the following Borrowing Base Certificate is true and correct in all material respects as of                      (the “Reporting Date”). The Borrowing Base Amount is determined as follows:

1.    Eligible Accounts:

A. All accounts receivable of Borrower on which Agent has a first priority security interest:	$
B. Less ineligible accounts receivable:
(i) Accounts subject to any withholding, offset, counterclaim or other defense by account debtor to the extent of such withholding, offset, counterclaim or defense:	$
(ii) Accounts where Borrower is indebted to such account debtor to the extentof such indebtedness:	$
(iii) Accounts arising from a sale-or-return, consignment or other repurchase or return bases (other than customary warranties regarding the underlying goods):	$
(iv) Accounts subject to any lien other than a lien in favor of Agent:	$
(v) Accounts owing from an account debtor that is insolvent:	$
(vi)    Accounts owed by an agency, department or instrumentality of the United States or any state governmental authority in the United States (unless perfected pursuant to the Assignment of Claims Act):
$
(vii) Accounts arising for debtors outside the United States:	$
(viii) Accounts not denominated in U.S. Dollars:	$
(ix) Bonded accounts, retainage, and accountsresulting from progress billings and performance contracts:	$
(x) Pre-billed accounts:	$
(xi) Accounts owing from any person that is an Affiliate of the Borrower:	$
(xii) Entire balance of any single account debtor whenever 15% or more of the total amount outstanding on all accounts owing by such account debtor is ninety (90) days or more past invoice:	$
(xiii) Other accounts deemed inappropriate by Agent in its reasonable judgment:	$
(xiv) Accounts unpaid 90 days or more after invoice date:	$
Total ineligible accounts (the sum of Lines 1(B)(i) through (xv):	$
C. Eligible Accounts Line 1(A)-1(B)(xv):	$
D. 80% of Eligible Accounts (Line 1(C) x 80%):	$

2.    Eligible Inventory

A. Eligible Inventory		$
B. Lesser of (1) 50% of Eligible Inventory and (2) $5,250,000		$

Sincerely,
PLATINUM ENERGY SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT 3.3A

FORM OF TERM LOAN NOTES

Form of Amended and Restated Term Note
[PORTION OF $15,000,000.00]
Date: ____________ __, 2012

Promise to Pay. On or before _______________ __, 2016, for value received, Platinum Energy Solutions, Inc., a Nevada corporation ("Borrower"), promises to pay to ICON Agent, LLC, a Delaware limited liability company whose address is ___________________ (as agent for the Lender, the “Agent”), for the benefit of ___________________________, a ____________________ whose address is ___________________________________ (the "Lender"), or order, in lawful money of the United States of America, the sum of [Portion of Fifteen Million and 00/100 Dollars ($15,000,000.00)] or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance at the rate or rates set forth in the Credit Agreement, which interest is assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on the date hereof, and at the Agent's option at the rate of 3.00% per annum above the applicable note rate(s) upon the occurrence of any default under this Note, whether or not Agent elects to accelerate the maturity of this Note, from the date such increased rate is imposed by Agent.

Definitions. As used in this Note, the following term has the following meaning:

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated of even date herewith by and among Borrower, Platinum Pressure Pumping, Inc., the Lenders named therein and ICON Agent, LLC, as agent for the Lenders, as the same may be amended and/or restated from time to time and in effect.

Interest Accruals. Interest will be computed on the unpaid principal balance from the date of each borrowing, computed on the basis of the actual number of days elapsed in a year of 360 days.

•
Payment. Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing _______________ __, 2013, and continuing on the same day of each month thereafter. On ___________ __, 2017, all outstanding principal and accrued unpaid interest shall be due and payable.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Agent at the Agent's address above or at such other place as the Agent may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Agent unless otherwise agreed or required by applicable law. Acceptance by the Agent of any payment that is less than the payment due at that time shall not constitute a waiver of the Agent's right to receive payment in full at that time or any other time.

•
Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulate that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Agent or, if billed, within the time specified.

Credit Facility. Reference is hereby made to the Credit Agreement for provisions, limitations, and procedures concerning availability of funds under this Note. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Agent. Once repaid, any amount borrowed under this Note may not be re-borrowed. Capitalized terms that are used but not defined herein, are used as defined in the Credit Agreement.

Events of Default/Acceleration. The occurrence of any of the events set forth in Section 7.1 of the Credit Agreement shall constitute an Event of Default under this Note. If the Event of Default is a non-payment or non-monetary default that can be cured, Agent agrees to provide written notice of such default to Borrower and Borrower will have thirty (30) days (from its receipt of the default notice) to cure such default. Upon the expiration of such cure period for such non-monetary or non-payment defaults and for all other defaults, this Note shall become due immediately upon such occurrence without further notice, at the Agent's option.

Interest After Default. Upon the occurrence of an Event of Default which has not been cured after the expiration of all applicable cure periods, including failure to pay upon final maturity, Agent, at its option, and if permitted under applicable law, may do one or both of the following: (a) increase the applicable interest rate on this Note 3.00 percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise and any applicable cure period for a non-payment or non-monetary default, if applicable, has expired, the Agent shall have all of the rights and remedies set forth in the Credit Agreement and other Related Documents.

Waivers. The Agent may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

•
Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Agent in any state or federal court located in New York County, New York, as the Agent in its sole discretion may elect. By the execution and delivery of this Note, Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Borrower waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.

•
Miscellaneous. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of a Borrower under this Note would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower's liability under this Note, then, notwithstanding any other provision of this Note to the contrary, the amount of such liability shall, without any further action by such Borrower or the Agent, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Note binds the Borrower and its respective successors, and benefits the Agent and the Lender, and each of their successors and assigns. Any reference to the Lender includes any holder of this Note. This Note is subject to the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party as provided in the Credit Agreement. This Note and the other Related Documents embody the entire agreement among the Borrower, the Agent and the Lender regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Agent in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Agent of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Agent of any default is effective unless it is in writing and signed by the Agent, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Agent under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Agent may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Agent. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Agent may provide any information or knowledge the Agent may have about the Borrower or about any matter relating to this Note or the Related Documents to any of Agent's Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Agent.

Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by the Agent at any time to enable the Agent to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When the Borrower opens an account, if Borrower is an individual, the Agent will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow the Agent to identify Borrower, and if any Borrower is not an individual, the Agent will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow the Agent to identify Borrower. The Agent may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM AGENT IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. BORROWER AND THE AGENT, ON BEHALF OF ITSELF AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND THE AGENT OR THE LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Amendment and Restatement. This Note and [ADD REFERENCE TO OTHER LENDER NOTE] are given in substitution for, and amend and restate in their entirety, and as so amended and restated supersede, that certain Revolving Note dated December 28, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Original Note”) in the original principal amount of up to $15,000,000, which Original Note is being delivered to Borrower for cancellation. This Note is not in payment, novation, satisfaction or cancellation of any portion of the Original Note, or of the indebtedness evidenced and secured thereby, and such indebtedness is hereby ratified and confirmed by Borrower, as amended hereby. It is expressly understood and agreed that this Note and [OTHER LENDER NOTE] are given to amend and restate the terms of the Original Note, and that no part of the indebtedness evidenced by the Original Note shall be discharged, cancelled or impaired by the execution and delivery of this Note [AND OTHER LENDER NOTE].

Borrower:
Address:	2100 West Loop South, Suite 1400 Houston, TX 77027	Platinum Energy Solutions, Inc.
		By:	/s/J. Clarke Legler, II
			J. Clarke Legler, II	CFO
			Printed Name	Title
		Date Signed:	___________ __, 2012

EXHIBIT B

COMPLIANCE CERTIFICATE

[Date]

Icon Agent, LLC
3 Park Avenue, 36th Floor
New York, NY 10016

Dear ______________:

This Compliance Certificate is submitted pursuant to the requirements of Section 4.12 of that certain Amended and Restated Credit Agreement (the “Credit Agreement”) dated __________ ____, 2012, by and among Platinum Energy Solutions, Inc. (the “Borrower”), Platinum Pressure Pumping, Inc. (the “Guarantor”), and ICON Agent, LLC, as Agent for the Lenders parties thereto (the “Agent”).

Under the appropriate paragraphs of the Credit Agreement, we certify that, to the best of our knowledge and belief, no condition, event, or act which, with or without notice or lapse of time or both, would constitute an Event of Default under the terms of the Credit Agreement, has occurred during the 3 month period ending ______________________ [(the “Reporting Period”)]. Also, to the best of our knowledge, the Borrower has complied with all provisions of the Credit Agreement.

Sincerely,
PLATINUM ENERGY SOLUTIONS, INC.
By:

Printed Name	Title
Date Signed:	__________________ __, 2012

SCHEDULE A

Sections 5.2(C) and 5.2(E) Debt and Lien Instruments

1.    Senior Secured Notes and the lien instruments securing same.

SCHEDULE B

SCHEDULE OF LENDERS AND TERM LOAN COMMITMENTS

Lender                                Term Loan Commitment

ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.         $8,700,000
ICON ECI Fund Fifteen, L.P.                        $5,800,000
Hardwood Partners, LLC                            $500,000

Total                                    $15,000,000

SCHEDULE C

SCHEDULE OF PAYMENTS

Loan Amortization - Hardwood
Date	Interest	Principal	Outstanding Balance
14-Dec-12	$—	$—	$500,000.00
1-Jan-13	$2,500.00	$—	$500,000.00
1-Feb-13	$4,305.56	$—	$500,000.00
1-Mar-13	$3,888.89	$—	$500,000.00
1-Apr-13	$4,305.56	$—	$500,000.00
1-May-13	$4,166.67	$—	$500,000.00
1-Jun-13	$4,305.56	$—	$500,000.00
1-Jul-13	$4,166.67	$—	$500,000.00
1-Aug-13	$4,305.56	$—	$500,000.00
1-Sep-13	$4,305.56	$—	$500,000.00
1-Oct-13	$4,166.67	$—	$500,000.00
1-Nov-13	$4,305.56	$—	$500,000.00
1-Dec-13	$4,166.67	$—	$500,000.00
1-Jan-14	$4,305.56	$—	$500,000.00
1-Feb-14	$4,305.56	$—	$500,000.00
1-Mar-14	$3,888.89	$—	$500,000.00
1-Apr-14	$4,305.56	$—	$500,000.00
1-May-14	$4,166.67	$—	$500,000.00
1-Jun-14	$4,305.56	$—	$500,000.00
1-Jul-14	$4,166.67	$—	$500,000.00
1-Aug-14	$4,305.56	$—	$500,000.00
1-Sep-14	$4,305.56	$—	$500,000.00
1-Oct-14	$4,166.67	$—	$500,000.00
1-Nov-14	$4,305.56	$—	$500,000.00
1-Dec-14	$4,166.67	$—	$500,000.00
1-Jan-15	$4,305.56	$—	$500,000.00
1-Feb-15	$4,305.56	$—	$500,000.00
1-Mar-15	$3,888.89	$—	$500,000.00
1-Apr-15	$4,305.56	$—	$500,000.00
1-May-15	$4,166.67	$—	$500,000.00
1-Jun-15	$4,305.56	$—	$500,000.00
1-Jul-15	$4,166.67	$—	$500,000.00
1-Aug-15	$4,305.56	$—	$500,000.00
1-Sep-15	$4,305.56	$—	$500,000.00
1-Oct-15	$4,166.67	$—	$500,000.00
1-Nov-15	$4,305.56	$—	$500,000.00
1-Dec-15	$4,166.67	$—	$500,000.00
1-Jan-16	$4,305.56	$—	$500,000.00
1-Feb-16	$4,305.56	$—	$500,000.00
1-Mar-16	$4,027.78	$—	$500,000.00
1-Apr-16	$4,305.56	$—	$500,000.00
1-May-16	$4,166.67	$—	$500,000.00

1-Jun-16	$4,305.56	$—	$500,000.00
1-Jul-16	$4,166.67	$—	$500,000.00
1-Aug-16	$4,305.56	$—	$500,000.00
1-Sep-16	$4,305.56	$—	$500,000.00
1-Oct-16	$4,166.67	$—	$500,000.00
1-Nov-16	$4,305.56	$—	$500,000.00
1-Dec-16	$4,166.67	$—	$500,000.00
1-Jan-17	$4,305.56	$500,000.00	$—

Loan Amortization - Fund 14
Date	Interest	Principal	Outstanding Balance
14-Dec-12	$—	$—	$8,700,000.00
1-Jan-13	$43,500.00	$—	$8,700,000.00
1-Feb-13	$74,916.67	$—	$8,700,000.00
1-Mar-13	$67,666.67	$—	$8,700,000.00
1-Apr-13	$74,916.67	$—	$8,700,000.00
1-May-13	$72,500.00	$—	$8,700,000.00
1-Jun-13	$74,916.67	$—	$8,700,000.00
1-Jul-13	$72,500.00	$—	$8,700,000.00
1-Aug-13	$74,916.67	$—	$8,700,000.00
1-Sep-13	$74,916.67	$—	$8,700,000.00
1-Oct-13	$72,500.00	$—	$8,700,000.00
1-Nov-13	$74,916.67	$—	$8,700,000.00
1-Dec-13	$72,500.00	$—	$8,700,000.00
1-Jan-14	$74,916.67	$—	$8,700,000.00
1-Feb-14	$74,916.67	$—	$8,700,000.00
1-Mar-14	$67,666.67	$—	$8,700,000.00
1-Apr-14	$74,916.67	$—	$8,700,000.00
1-May-14	$72,500.00	$—	$8,700,000.00
1-Jun-14	$74,916.67	$—	$8,700,000.00
1-Jul-14	$72,500.00	$—	$8,700,000.00
1-Aug-14	$74,916.67	$—	$8,700,000.00
1-Sep-14	$74,916.67	$—	$8,700,000.00
1-Oct-14	$72,500.00	$—	$8,700,000.00
1-Nov-14	$74,916.67	$—	$8,700,000.00
1-Dec-14	$72,500.00	$—	$8,700,000.00
1-Jan-15	$74,916.67	$—	$8,700,000.00
1-Feb-15	$74,916.67	$—	$8,700,000.00
1-Mar-15	$67,666.67	$—	$8,700,000.00
1-Apr-15	$74,916.67	$—	$8,700,000.00
1-May-15	$72,500.00	$—	$8,700,000.00
1-Jun-15	$74,916.67	$—	$8,700,000.00
1-Jul-15	$72,500.00	$—	$8,700,000.00
1-Aug-15	$74,916.67	$—	$8,700,000.00
1-Sep-15	$74,916.67	$—	$8,700,000.00
1-Oct-15	$72,500.00	$—	$8,700,000.00
1-Nov-15	$74,916.67	$—	$8,700,000.00
1-Dec-15	$72,500.00	$—	$8,700,000.00
1-Jan-16	$74,916.67	$—	$8,700,000.00
1-Feb-16	$74,916.67	$—	$8,700,000.00
1-Mar-16	$70,083.33	$—	$8,700,000.00
1-Apr-16	$74,916.67	$—	$8,700,000.00
1-May-16	$72,500.00	$—	$8,700,000.00
1-Jun-16	$74,916.67	$—	$8,700,000.00
1-Jul-16	$72,500.00	$—	$8,700,000.00

1-Aug-16	$74,916.67	$—	$8,700,000.00
1-Sep-16	$74,916.67	$—	$8,700,000.00
1-Oct-16	$72,500.00	$—	$8,700,000.00
1-Nov-16	$74,916.67	$—	$8,700,000.00
1-Dec-16	$72,500.00	$—	$8,700,000.00
1-Jan-17	$74,916.67	$8,700,000.00	$—

Loan Amortization - Fund 15
Date	Interest	Principal	Outstanding Balance
14-Dec-12	$—	$—	$5,800,000.00
1-Jan-13	$29,000.00	$—	$5,800,000.00
1-Feb-13	$49,944.44	$—	$5,800,000.00
1-Mar-13	$45,111.11	$—	$5,800,000.00
1-Apr-13	$49,944.44	$—	$5,800,000.00
1-May-13	$48,333.33	$—	$5,800,000.00
1-Jun-13	$49,944.44	$—	$5,800,000.00
1-Jul-13	$48,333.33	$—	$5,800,000.00
1-Aug-13	$49,944.44	$—	$5,800,000.00
1-Sep-13	$49,944.44	$—	$5,800,000.00
1-Oct-13	$48,333.33	$—	$5,800,000.00
1-Nov-13	$49,944.44	$—	$5,800,000.00
1-Dec-13	$48,333.33	$—	$5,800,000.00
1-Jan-14	$49,944.44	$—	$5,800,000.00
1-Feb-14	$49,944.44	$—	$5,800,000.00
1-Mar-14	$45,111.11	$—	$5,800,000.00
1-Apr-14	$49,944.44	$—	$5,800,000.00
1-May-14	$48,333.33	$—	$5,800,000.00
1-Jun-14	$49,944.44	$—	$5,800,000.00
1-Jul-14	$48,333.33	$—	$5,800,000.00
1-Aug-14	$49,944.44	$—	$5,800,000.00
1-Sep-14	$49,944.44	$—	$5,800,000.00
1-Oct-14	$48,333.33	$—	$5,800,000.00
1-Nov-14	$49,944.44	$—	$5,800,000.00
1-Dec-14	$48,333.33	$—	$5,800,000.00
1-Jan-15	$49,944.44	$—	$5,800,000.00
1-Feb-15	$49,944.44	$—	$5,800,000.00
1-Mar-15	$45,111.11	$—	$5,800,000.00
1-Apr-15	$49,944.44	$—	$5,800,000.00
1-May-15	$48,333.33	$—	$5,800,000.00
1-Jun-15	$49,944.44	$—	$5,800,000.00
1-Jul-15	$48,333.33	$—	$5,800,000.00
1-Aug-15	$49,944.44	$—	$5,800,000.00
1-Sep-15	$49,944.44	$—	$5,800,000.00
1-Oct-15	$48,333.33	$—	$5,800,000.00
1-Nov-15	$49,944.44	$—	$5,800,000.00
1-Dec-15	$48,333.33	$—	$5,800,000.00
1-Jan-16	$49,944.44	$—	$5,800,000.00
1-Feb-16	$49,944.44	$—	$5,800,000.00
1-Mar-16	$46,722.22	$—	$5,800,000.00
1-Apr-16	$49,944.44	$—	$5,800,000.00
1-May-16	$48,333.33	$—	$5,800,000.00
1-Jun-16	$49,944.44	$—	$5,800,000.00
1-Jul-16	$48,333.33	$—	$5,800,000.00
1-Aug-16	$49,944.44	$—	$5,800,000.00

1-Sep-16	$49,944.44	$—	$5,800,000.00
1-Oct-16	$48,333.33	$—	$5,800,000.00
1-Nov-16	$49,944.44	$—	$5,800,000.00
1-Dec-16	$48,333.33	$—	$5,800,000.00
1-Jan-17	$49,944.44	$5,800,000.00	$—

SCHEDULE D
POST-CLOSING MOTOR VEHICLES

See attached.